Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATIONS
OF
6.750% SERIES A FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE
PREFERRED STOCK
OF
ELLINGTON FINANCIAL INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Ellington Financial Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

RESOLVED, that the Corporation is hereby authorized to issue up to 8,600,000 shares of 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.001 par value per share, which shall have the designations, powers, preferences and other special rights as set forth in the original Certificate of Designations of 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, which was filed with the Secretary of State of the State of Delaware on October 21, 2019 (the “Certificate of Designations”):

1. The name of the Corporation is Ellington Financial Inc. (the “Corporation”).

2. The Certificate of Designations is amended by deleting the first sentence of Section 1 and replacing it with the following:

“1. Designation, Amount and Form. The shares of such series shall be designated as “6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be Eight Million Six Hundred Thousand (8,600,000).”

3. The foregoing amendment to the Certificate of Designations has been duly adopted by the Corporation’s Board of Directors pursuant to the authority vested in the Corporation’s Board of Directors by the Certificate of Incorporation of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Designations shall remain in full force and effect.

[Signature on Following Page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Designations of 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock to be signed by a duly authorized officer this 20th day of January, 2022.

Ellington Financial Inc.

By: /s/ JR Herlihy
JR Herlihy
Chief Financial Officer